EXHIBIT 99

FOR IMMEDIATE RELEASE                          Contact:  Mr. Charles R. Ofner
                                                               (281) 496-5000


           Reading & Bates Development Co. Reports Dry Hole Expense


 May 27,  1997, Houston, Texas....Reading &  Bates Corporation (RB-NYSE)  on
 behalf of its wholly owned subsidiary, Reading & Bates Development Co. (Development), announced that drilling operations were completed on a prospect in the U.S. Gulf of Mexico in which it had a partial interest.

 The well was drilled to the target objective but failed to encounter commercial amounts of hydrocarbons. Currently, the operator is proceeding to plug and abandon the well. In accordance with the successful efforts accounting method for oil and gas accounting adopted by Reading & Bates, approximately $7.0 million will be written off during the second quarter of 1997.

 Paul B. Loyd, Jr., Chairman, Chief Executive Officer and President of Reading & Bates Corporation, stated, "We are naturally disappointed with the results of this particular prospect, but since the first three wells that we participated in encountered potentially commercial amounts of hydrocarbons, Reading & Bates Development Co.'s strategy is very much on course."

 Reading & Bates Corporation is a New York Stock Exchange listed company, providing offshore drilling services throughout the world. Its wholly owned subsidiary, Reading & Bates Development Co., engages in the business of acquiring interests in offshore oil and gas properties and thereby participates in reservoir risk sharing. Through its TOPS joint venture, a full range of offshore field development contracting alternatives is offered to oil and gas companies, including such services as drilling, marine and subsea construction and production facilities.

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